CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Anchor Series Trust of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appear in each of the portfolios’ (as listed in Attachment I) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 19, 2021

Anchor Series Trust	Attachment I

SA PGI Asset Allocation Portfolio (1)

SA Wellington Capital Appreciation Portfolio (1)

SA Wellington Government and Quality Bond Portfolio (1)

SA Wellington Strategic Multi-Asset Portfolio (2)

(1)

The statements of assets and liabilities, including the portfolios of investments, as of December 31, 2020, the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period ended December 31, 2020, including the related notes, and the financial highlights for each of the five years in the period ended December 31, 2020.

(2)

The statement of assets and liabilities, including the portfolio of investments, as of December 31, 2020, the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period ended December 31, 2020, including the related notes, and the financial highlights for each of the periods indicated therein.

2